Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Sesen Bio, Inc. if publicly disclosed.
Exclusive License Agreement
by and between
SESEN BIO, Inc.,
VIVENTIA BIO, INC.
and
QILU PHARMACEUTICAL CO., LTD.
July 30, 2020

TABLE OF CONTENTS
i

ii

Exhibits

Exhibit A    Licensed Compound
Exhibit B    Licensed Patents
Exhibit C    Technology Transfer Plan
Exhibit D    Development Plan
Exhibit E    Supply Agreement Term Sheet
Exhibit F    Product Documentation

iii

EXCLUSIVE LICENSE AGREEMENT
This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of the 30th day of July, 2020 (the “Effective Date”), by and between Sesen Bio, Inc., a Delaware corporation with its principal offices located at 245 First Street, Suite 1800, Cambridge, MA 02142, United States of America (“Sesen US”), Viventia Bio, Inc., a Canadian corporation with its principal offices located at 147 Hamelin St., Winnipeg, MD R3T 3Z1 Canada (“Viventia,” and together with Sesen US, “Sesen”), and Qilu Pharmaceutical Co., Ltd., a company established pursuant to applicable laws and regulations of the People’s Republic of China with its legal address located at 317 Xinluo Ave, Hi-Tech Zone, Ji’nan, Shandong, China (“Qilu”). Sesen and Qilu are each referred to herein by name or as a “Party” or, collectively, as “Parties.”
RECITALS
Whereas, Sesen owns or controls the rights to VB4-845, also known as Vicineum™, a locally-administered targeted fusion protein composed of an anti-EPCAM, or epithelial cell adhesion molecule, antibody fragment tethered to a truncated form of Pseudomonas exotoxin A (the “Licensed Compound,” as further defined below);
Whereas, Qilu is a specialty pharmaceutical company specializing in the development, manufacturing and sales of pharmaceutical products; and
WHEREAS, Sesen desires to grant to Qilu, and Qilu desires to obtain from Sesen, an exclusive license to certain intellectual property and Know-How owned or controlled by Sesen relating to the Licensed Compound to permit Qilu to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory (as defined below), all upon the terms and conditions as more specifically described herein.
Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties hereto agree as follows:
Article 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:
1.1    “Accounting Standards” means (a) U.S. generally accepted accounting principles, or (b) International Financial Reporting Standards, as applicable to a Person and consistently applied.
1.2    “Action” has the meaning set forth in Section 6.2(c).
1.3    “Affiliate” means any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such Person.
1.4    “Agreement” has the meaning set forth in the Preamble.
1.5    “Alliance Managers” has the meaning set forth in Section 3.7.
1.6    “Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, Governmental Authorities other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder and, where the context permits, includes Applicable PRC Laws. Applicable Laws shall include GCP, GLP and GMP.
1.7    “Applicable PRC Laws” means any (local or national-level) laws, administrative regulations, decrees, provisions, rules, circulars, and other legislative, executive or judicial decisions or normative pronouncements of any Governmental Authority of the PRC which are publicly promulgated and available and in effect during the Term, including, where the context permits, any applicable mandatory or recommended standards in the PRC, as identified by the “GB” (国标) or “GB/T” (国标/推荐) prefix.
1.8    “Approval” means any consent, authorization, order, confirmation, qualification, permission, certification, approval, record-filing, registration, license, permit, designation and/or declaration or other act by a Regulatory Authority or Governmental Authority approving or consenting to a request or application.
1.9    “Back License” has the meaning set forth in Section 2.5.
1.10    “Bankruptcy Code” means Title 11, U.S. Code or foreign equivalent laws, including the PRC Enterprise Bankruptcy Law.
1.11    “BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Licensed Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq.
1.12    “Breaching Party” has the meaning set forth in Section 10.2(a).
1.13    “Business Day” means a day on which banking institutions in Boston, Massachusetts, United States or Jinan, Shandong, China are open for business.
1.14    “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.15    “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.
1.16    “CDE” means the Chinese Center for Drug Evaluation of the NMPA, or any successor entity thereto.
1.17    “China” or “PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.
1.18    “Claims” has the meaning set forth in Section 9.1.
1.19    “Clinical Trial” means a clinical trial of a pharmaceutical product or compound in human patients, including Phase 1, Phase 2 or Phase 3 clinical trials, as defined in 21 C.F.R. 312.21, as amended from time to time, or the corresponding foreign regulations, as well as other clinical trials that may be conducted in connection with or in order to maintain a Regulatory Approval.
1.20    “Coda Agreement” means the Service Evaluation Agreement, dated as of February 7, 2006, between CODA Genomics Inc. and Viventia.
1.21    “Coda Technology” means the Licensed Patents and the Licensed Know-How that are licensed to Viventia under the Coda Agreement.
1.22    “Combination Components” has the meaning set forth in Section 1.72.
1.23    “Commercialization” or “Commercialize” means all activities directed to marketing, distributing, detailing or selling a pharmaceutical or biologic compound or product (as well as importing and exporting activities in connection therewith), including all activities directed to obtaining pricing Approvals. For clarity, Commercialization shall not include Development or Manufacturing activities.
1.24    “Commercially Reasonable Efforts” means, with respect to a Party, efforts that are consistent with the efforts and resources commonly used in the pharmaceutical industry by a company of comparable size in connection with the research, development and commercialization of a pharmaceutical or biologic compound or product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and legal structures involved, the potential or actual profitability of the applicable compound or product (including pricing and reimbursement status achieved or to be achieved) and other relevant factors, including technical, legal, scientific and/or medical factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort shall be different for different markets within the Territory and different indications, and shall change over time, reflecting changes in the status of the product and the market(s) and indication(s) involved.

1.25    “Confidential Information” means all information, including trade secrets, processes, formulae, Data, Know-How, improvements, inventions, chemical or biological materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been disclosed by or on behalf of one Party to the other Party under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated in oral, written, graphic, or electronic form, or by visual inspection. This Agreement shall be the Confidential Information of each Party.
1.26    “Control,” “Controls,” or “Controlled” when used in reference to any particular subject matter including Patents, Know-How, tangible materials or other intellectual property rights, means the legal authority or right of a Party to grant a license or sublicense to such subject matter to another Party, or to otherwise provide such other Party the right to access and use such subject matter, whether arising by ownership, license, or other authorization, without breaching the terms of any written agreement with a Third Party under which such Party first acquired rights to such subject matter, or misappropriating the proprietary or trade secret information of a Third Party.
1.27    “Data” means pre-clinical, clinical, chemical, manufacturing and analytical data and any other data and information generated or resulting from the Development or Commercialization of the Licensed Compound or Licensed Products.
1.28    “Defending Party” has the meaning set forth in Section 6.3.
1.29    “Development” means, with respect to a pharmaceutical or biologic compound or product, all processes and activities that are reasonably required to obtain Regulatory Approval of such compound or product, including, without limitation, toxicology, pharmacology and other pre-clinical efforts, test method development and stability testing, statistical analysis, clinical studies and regulatory activities. When used as a verb, “Develop” means to engage in Development.
1.30    “Development Plan” has the meaning set forth in Section 4.3.
1.31    “Disclosing Party” has the meaning set forth in Section 7.1.
1.32    “Dollars” or “$” means the legal tender of the U.S.
1.33    “Effective Date” has the meaning set forth in the Preamble.
1.34    “Excluded Claim” has the meaning set forth in Section 11.2(e).
1.35    “Executive Officer” means (a) with respect to Qilu, the President or Legal Representative of Qilu, or any other person that such officer designates from time to time, and (b) with respect to Sesen, the Chief Executive Officer of Sesen, or any other person that such officer designates from time to time.
1.36    “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.37    “Field” means the prevention and treatment of cancers, including; but not limited to, high-risk non-muscle invasive bladder cancer (“NMIBC”), and various sub-types of NMIBC.
1.38    “First Commercial Sale” means, with respect to any Licensed Product, the first sale for which revenue has been recognized by Qilu or its Sublicensee for use or consumption by the general public of such Licensed Product in any Relevant Region in the Territory after all Regulatory Approvals have been granted in such Relevant Region. For avoidance of doubt, all sales for clinical trial purposes, for test marketing, sampling, promotional uses or compassionate use will not constitute a First Commercial Sale.
1.39    “Force Majeure” has the meaning set forth in Section 11.5.
1.40    “GCP” means current Good Clinical Practices as defined in Parts 50, 56 and 312 of Title 22 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto or foreign equivalents thereof, including Good Clinical Practice for Drugs (i.e. 药物临床试验质量管理规范) promulgated by the former State Food and Drug Administration of China (now NMPA) effective as of September 1, 2003 and proposed to be amended as of July 1, 2020, together with any guidelines and/or implementation rules issued by NMPA in connection thereto, in each case as amended from time to time.
1.41    “GLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.
1.42    “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including Good Manufacturing Practice for Drugs (i.e.药品生产质量管理规范) promulgated by the Ministry of Health of China effective as of March 1, 2011, as may be amended from time to time.
1.43    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, provincial, county, city or other political subdivision, including any entity authorized or delegated by the foregoing to exercise any administrative authority or function.
1.44    “Hong Kong” has the meaning set forth in Section 1.109.
1.45    “ICC” has the meaning set forth in Section 11.2.
1.46    “Imported Drug License” means an imported drug license (进口药品注册证) issued by the NMPA.
1.47    “Improvement” means any invention, improvement, discovery, enhancement or Know-How Controlled by Sesen or its Affiliates during the Term that is an improvement, modification or adaptation of any technology, process or methodology claimed in, embodied by or covered by either of Licensed Patents or Licensed Know-How, as applicable.

1.48    “Improvement IP” means the Improvement Know-How and the Improvement Patents.
1.49    “Improvement Know-How” means any and all Know-How that is Controlled by Sesen or its Affiliates during the Term that constitutes an Improvement.
1.50    “Improvement Patents” means any and all Patents that are Controlled by Sesen or its Affiliates during the Term that claim or cover an Improvement.
1.51    “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States, or any comparable application filed with any Regulatory Authority outside the United States.
1.52    “Indemnitee” has the meaning set forth in Section 9.3.
1.53    “Infringement” has the meaning set forth in Section 6.2(a).
1.54    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.
1.55     “Know-How” means any proprietary Data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including: (a) information, techniques, technology, practices, trade secrets, discoveries, developments, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, Data, results (including assay development, compound screening, chemical, pharmacological, toxicological and clinical test Data and results), analytical and quality control Data, results or descriptions, software and algorithms, reports and study reports and other technologies or subject matters of any kind in each case that are generally not publicly known relating to the Licensed Compound or the Licensed Patents; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.
1.56    “Liabilities” means any and all losses, costs, liabilities, expenses (including reasonable legal costs and fees), fines, damages, penalties, compensation, awards, proceedings, claims and demands and each is a “Liability”.
1.57    “License” has the meaning set forth in Section 2.1.
1.58    “Licensed Compound” means VB4-845, also known as Vicineum™, a locally-administered targeted fusion protein composed of an anti-EPCAM, or epithelial cell adhesion molecule, antibody fragment tethered to a truncated form of Pseudomonas exotoxin A, as further described on Exhibit A hereto.
1.59    “Licensed IP” means the Licensed Know-How and the Licensed Patents.
1.60    “Licensed Know-How” means any Know-How owned or Controlled by Sesen or its Affiliates, as of the Effective Date or after the Effective Date during the Term, that is necessary or incidental for the Development, Manufacture or Commercialization of the Licensed

Compound or Licensed Products in the Field in the Territory. For clarity, the Licensed Know-How does not include Improvement Know-How.
1.61    “Licensed Patents” means any and all Patents that are Controlled by Sesen or its Affiliates, as of the Effective Date or after the Effective Date during the Term, that claim or cover the making, having made, using, selling, offering for sale, importation or exportation (as between the Relevant Regions) of the Licensed Compound or Licensed Products in the Field in the Territory. The Licensed Patents in existence as of the Effective Date are set forth on Exhibit B hereto, which shall be updated as needed from time to time during the Term. For clarity, the Licensed Patents do not include Improvement Patents.
1.62    “Licensed Product(s)” means any biologic product containing the Licensed Compound, in all forms, presentations, formulations and dosage forms.
1.63    “Losses” has the meaning set forth in Section 9.1.
1.64    “MAA” means a Marketing Authorization Application, BLA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, NMPA, or any equivalent filing in a country or regulatory jurisdiction with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biologic product, in a country or in a group of countries, including in China an application for an Imported Drug License and a domestic Drug Registration Certificate.
1.65    “Macau” has the meaning set forth in Section 1.109.
1.66    “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a pharmaceutical or biologic compound or product, or any ingredient thereof, including but not limited to test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of such compound or product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of such compound or product, and regulatory activities related to all of the foregoing.
1.67    “Manufacturing Know-How” has the meaning set forth in Section 4.7(a).
1.68    “MOFCOM” means the Ministry of Commerce of China or any successor agency with a similar scope of responsibility.
1.69    “Micromet Field” means the Field as such term is defined under the Micromet License Agreement.
1.70     “Micromet License Agreement” means the Non-Exclusive Product License Agreement, dated as of October 18, 2005, between Micromet AG and Viventia Biotech (Barbados) Inc.

1.71    “Micromet Technology” means the Licensed Patents and the Licensed Know-How that are licensed to Viventia Biotech (Barbados) Inc. under the Micromet License Agreement.
1.72    “Net Sales” means, with respect to any Licensed Product, the gross invoiced sales price of such Licensed Product sold by or on behalf of Qilu or its Sublicensees (the “Selling Party”), in finished product form, packaged and labelled for sale in arm’s-length transactions to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:
(a)    sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to the Licensed Product and any other equivalent governmental charges imposed upon the importation, use or sale of the Licensed Product;
(b)    government-mandated and other rebates, credits issued or amounts refunded for returns of Licensed Product(s) or billing errors;
(c)    transportation, inventory, storage charges and other charges directly related to the sale of the Licensed Product, such as insurance charges, in each case, to the extent actually incurred;
(d)    customary trade, quantity and cash discounts allowed on the Licensed Product; and
(e)    allowances or credits to customers on account of price reductions affecting the Licensed Product; and
(f)    a reasonable estimate for bad debts.
Net Sales shall be calculated and accounted for in accordance with Accounting Standards.
Where a Licensed Product is sold in combination with or co-packaged with other active ingredients (collectively, “Combination Components”), the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined or co-packaged product by the fraction A/(A+B), where A is the actual price of the Licensed Product in the same dosage amount or quantities in the applicable Relevant Region during the applicable Calendar Quarter if sold separately, and B is the sum of the actual prices of all Combination Components with which the Licensed Product is combined or co-packaged, in the same dosage amount or quantities in the applicable Relevant Region during the applicable Calendar Quarter if sold separately. If A or B cannot be determined because values for the Licensed Product or Combination Components with which the Licensed Product is combined or co-packaged are not available separately in a particular Relevant Region, then the Parties shall discuss an appropriate allocation for the fair market value of the Licensed Product and the Combination Components with which the Licensed Product is combined or co-packaged to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each active ingredient, and the relative value to the end user of each active ingredient.

1.73    “NMIBC” has the meaning set forth in Section 1.37.
1.74    “NMPA” means the National Medical Products Administration in China, or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical and biologic products in China.
1.75    “Non-breaching Party” has the meaning set forth in Section 10.2(a).
1.76    “OFAC” has the meaning set forth in Section 8.4(e).
1.77    “Party” or “Parties” has the meaning set forth in the Preamble.
1.78    “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.
1.79    “Payment” has the meaning set forth in Section 5.6(a).
1.80    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.81    “Pharmacovigilance Agreement” has the meaning set forth in Section 4.11.
1.82    “Prior CDA” has the meaning set forth in Section 7.5.
1.83    “Product Documentation” means data, information and records relating to the Licensed Compound and Licensed Product as set forth in Exhibit F that is in Sesen’s possession and Sesen’s Control.
1.84    “Qilu” has the meaning set forth in the Preamble.
1.85    “Qilu IP” means the Qilu Patents and the Qilu Know-How.
1.86    “Qilu Know-How” means any Know-How Controlled by Qilu or its Affiliates, as of the Effective Date or after the Effective Date during the Term, that is reasonably necessary for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products.
1.87    “Qilu Patents” means any Patents that are owned and Controlled by Qilu or its Affiliates, as of the Effective Date or after the Effective Date during the Term, that claim or cover the making, having made, using, selling, offering for sale, importation or exportation of the Licensed Compound or Licensed Products.
1.88    “Quality Agreement” has the meaning set forth in Section 4.10.
1.89    “Receiving Party” has the meaning set forth in Section 7.1.

1.90    “Regulatory Approval” means all Approvals, including if required by Applicable Laws, pricing Approvals, necessary for the marketing and sale of a Licensed Product in the Territory, which may include satisfaction of all applicable regulatory and notification requirements.
1.91    “Regulatory Authority” means any federal, national, supranational, state, provincial, directly administered municipality or local regulatory agency, department, bureau or other Governmental Authority, including the CDE and the NMPA, that has authority over the Manufacture, Development, Commercialization or other use or exploitation (including the granting of Regulatory Approval) of any Licensed Compound or Licensed Product in any applicable regulatory jurisdiction.
1.92    “Regulatory Materials” means materials developed or compiled in preparation for Regulatory Authority meetings, regulatory applications (including INDs and MAAs), submissions, dossiers, notifications, registrations, Regulatory Approvals (including Approvals of MAAs, supplements and amendments, pre- and post-approvals, pricing approvals, and labeling Approvals) and/or other filings made to or with, or other Approvals granted by, a Regulatory Authority or Governmental Authority that are necessary or reasonably desirable for or incidental to the Development, Manufacture or Commercialization of the Licensed Compound or a Licensed Product in a particular regulatory jurisdiction.
1.93    “Relevant Person” has the meaning set forth in Section 8.4(e).
1.94    “Relevant Region” has the meaning set forth in Section 1.109.
1.95    “Renminbi” means the legal tender of China.
1.96    “Royalty Term” has the meaning set forth in Section 5.3(a).
1.97    “Selling Party” has the meaning set forth in Section 1.72.
1.98    “Sesen” has the meaning set forth in the Preamble.
1.99    “Sesen Territory” means the entire world other than the Territory and each Relevant Region within the Territory.
1.100    “Sesen US” has the meaning set forth in the Preamble.
1.101    “Sublicensee” means an Affiliate or Third Party to whom Qilu or its Affiliate has granted a sublicense under the License.
1.102    “Supply Agreement” has the meaning set forth in Section 4.10.
1.103    “Supply End Date” has the meaning set forth in Section 4.10.
1.104    “Technical Assistance” has the meaning set forth in Section 4.8.
1.105    “Technology Transfer” means the process by which Sesen shall transfer to Qilu the Licensed Know-How and Manufacturing Know-How and take other actions to enable

Qilu, an Affiliate or its permitted Sublicensee(s) to research, develop and Manufacture and Commercialize the Licensed Compound and Licensed Products for use in the Field in the Territory as further described in the Technology Transfer Plan.
1.106    “Technology Transfer Completion” means the completion of manufacturing the Licensed Product [***], using the Licensed Know-How and Manufacturing Know-How transferred from Sesen, with the batches and quality consistency of the Licensed Product that meets the acceptance criteria for the specifications set forth in the Technology Transfer Plan.
1.107     “Technology Transfer Plan” means the plan attached hereto as Exhibit C, detailing the terms of the Technology Transfer.
1.108    “Term” has the meaning set forth in Section 10.1.
1.109    “Territory” means the Greater Area of China, including (a) China, (b) the Hong Kong Special Administrative Region (“Hong Kong”), (c) the Macau Special Administrative Region (“Macau”), and (d) Taiwan (each of the foregoing a “Relevant Region”) and collectively, referred to as the “Territory”.
1.110    “Territory Filings and Approvals” has the meaning set forth in Section 4.12.
1.111    “Third Party” means any Person other than Sesen or Qilu or an Affiliate of Sesen or Qilu.
1.112    “United States” or “U.S.” means the United States of America, including its territories and possessions.
1.113    “University of Zurich License Agreement” means the License Agreement, effective as of January 9, 2003, between The University of Zurich and Viventia.
1.114    “University of Zurich Patents” means the Licensed Patents that are licensed to Viventia under the University of Zurich License Agreement.
1.115    “Upfront Payment” has the meaning set forth in Section 5.1.
1.116    “Upfront Payment Due Date” has the meaning set forth in Section 5.1.
1.117    “Upstream License Agreements” means the Coda Agreement, the Micromet License Agreement, the University of Zurich License Agreement and the Xoma License Agreement.
1.118     “Valid Claim” means a claim of (a) an issued and unexpired Patent, or (b) a patent application where the earliest priority date of which claim is less than ten (10) years, that (in each case, as applicable) has not been finally rejected, dismissed, held invalid or unenforceable by a Governmental Authority of competent jurisdiction from which no request of review, re-examination, appeal, or an administrative or judicial challenge of similar nature can be or has been taken and has not been held to be invalid or unenforceable through reexamination, nullity suit or otherwise and no appeal or retrial or similar procedure can be or has been taken.
1.119    “VAT” has the meaning set forth in Section 5.6(b).
1.120    “Viventia” has the meaning set forth in the Preamble.
1.121    “Withholding Tax” has the meaning set forth in Section 5.6(a).
1.122    “Xoma Field” means the Field as such term is defined in the Xoma License Agreement.
1.123    “Xoma License Agreement” means the Non-Exclusive License Agreement, dated as of November 30, 2001, between XOMA Ireland Limited and Viventia.
1.124    “Xoma Technology” means the Licensed Patents and the Licensed Know-How that are licensed to Viventia under the Xoma License Agreement.
Article 2
GRANT OF RIGHTS
2.1    License. Subject to the terms and conditions of this Agreement, effective upon the Effective Date, Sesen hereby grants to Qilu (a) an exclusive (even as to Sesen and its Affiliates, subject to Section 2.4), royalty-bearing license, with the right to grant sublicenses (including through multiple tiers of Sublicensees, subject to Section 2.2), under the Licensed IP (other than the Micromet Technology and the Xoma Technology) to research, Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, import, export (as between the Relevant Regions) and otherwise Commercialize and have Commercialized the Licensed Compound and Licensed Products in the Field in the Territory, (b) a nonexclusive, royalty-bearing sublicense, with the right to grant further sublicenses (including through multiple tiers of Sublicensees, subject to Section 2.2), under the Micromet Technology to research, Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, import, export (as between the Relevant Regions) and Commercialize and have Commercialized and exploit the Licensed Compound and Licensed Products in the Micromet Field in the Territory, and (c) a nonexclusive, royalty-bearing sublicense, with the right to grant further sublicenses (including through multiple tiers of Sublicensees, subject to Section 2.2 and the terms of the Xoma License Agreement), under the Xoma Technology to make, have made, use, import, offer for sale and sell the Licensed Compound and Licensed Products in the Xoma Field in the Territory, and in each instance of (b) and (c), a non-exclusive sublicense to practice and use the Licensed Know-How in connection therewith (collectively, the “License”).
2.2    Sublicenses. Qilu shall have the right to sublicense the rights granted to it under the License and Section 2.6, and each Sublicensee shall be entitled to further sublicense the rights granted to it under the License, subject in each case to the terms and conditions set forth in this Section 2.2 and the Upstream License Agreements. [***] Each sublicense with a Sublicensee shall be granted pursuant to a written sublicense agreement consistent with the terms of this Agreement to the extent applicable to the sublicensed rights and Qilu shall provide Sesen with a copy of such sublicense agreement, within [***] after execution of the sublicense agreement. Qilu shall (i) cause each of its Sublicensees to comply with the terms of this Agreement, and (ii) remain responsible for the performance and non-performance of its Sublicensees (except to the extent they are performed by any such Sublicensee(s) in accordance with this Agreement). For clarity, any sublicense to Qilu’s Affiliates or a Third Party distributor, contract sales organization, wholesaler or similar vendor engaged to perform Commercialization activities on Qilu’s behalf shall not require Qilu’s prior written notice to Sesen or any other party under this Section 2.2.
2.3    No Implied Rights. Except as expressly stated herein, Qilu shall have no other right to use, or interest in, the Licensed IP. Additionally, Qilu shall not have any interest in any other Patents, Know-How or other intellectual property owned, licensed, developed or Controlled by Sesen or its Affiliates, other than as expressly provided in this Agreement or other valid written agreements. Sesen makes no grant of intellectual property rights by implication.
2.4    Retained Rights. All rights that are not specifically granted herein by Sesen to Qilu are reserved to Sesen. Sesen retains rights under the Licensed IP to perform its obligations under this Agreement. For clarity, Sesen does not retain rights to Develop, Commercialize, Manufacture or have Developed or Manufactured, and engage Third Parties to Manufacture or have Manufactured on Sesen’s behalf, the Licensed Compound and Licensed Products in the Field in the Territory except as required for Sesen to perform its obligations under this Agreement.
2.5    Grant to Sesen. In consideration of Sesen agreeing to grant the License to Qilu and bear Qilu’s patent expenses as further set forth in Section 6.1(b), and subject to the terms and conditions of this Agreement and during the Term, Qilu hereby grants to Sesen (a) an exclusive (even with respect to Qilu and its Affiliates), royalty-free, fully paid-up, sublicensable (through multiple tiers), license under the Qilu IP to Develop, use (but not Manufacture), sell, offer for sale and import and export the Licensed Compound and Licensed Products (i) outside of the Field in the Territory, and (ii) in all fields of use in the Sesen Territory, and (b) a non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (through multiple tiers) license under the Qilu IP to Manufacture and have Manufactured the Licensed Compound and Licensed Products in the Sesen Territory ((a) and (b) collectively, the “Back License”). Upon the request of Sesen from time to time during the Term, Qilu shall promptly (x) deliver to Sesen a list of all Qilu Patents then in existence, and (y) transfer and deliver to Sesen copies in English of all tangible embodiments of the Qilu Know-How then within its Control. It is specifically understood and agreed that neither Sesen, its Affiliates or sublicensees shall have the right to offer for sale, sell, distribute or Commercialize Licensed Compounds and/or Licensed Products in the Field in the Territory. If Sesen, its Affiliates or sublicenses becomes aware of sales, distributions or Commercialization of Licensed Compounds and/or Licensed Product by any such Parties, then Sesen shall take all actions necessary to terminate such activities, including initiating a lawsuit(s).
2.6    Grant Improvement to Qilu. In consideration of the payment by Qilu of the upfront, milestones and royalty payments hereunder, and effective as of the Effective Date, Sesen hereby grants to Qilu: (a) an exclusive (even with respect to Sesen and its Affiliates), royalty-bearing, sublicensable (through multiple tiers of Sublicensees, subject to Section 2.2), license under the Improvement IP to Develop, use (but not Manufacture), sell, offer for sale and import and export the Licensed Compound and Licensed Products in the Field in the Territory, (b) an exclusive, royalty-bearing, sublicensenable (through multiple tiers of Sublicensees, subject to Section 2.2), license under the Improvement IP, to Manufacture, have Manufactured, and engage Third Parties to Manufacture or have Manufactured on Qilu’s behalf, the Licensed Compound and Licensed Products in the Field in the Territory. Upon generation of any Improvement during the Term, Sesen shall promptly (x) deliver Qilu a list of all Improvement Patents then in existence, and (y) transfer and deliver to Qilu copies of all tangible embodiments of the Improvement Know-How then within its Control.
2.7    Section 365(n) of the U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the commencement of a bankruptcy or other insolvency proceeding of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy or other insolvency proceeding elects to continue, and continues, to perform all of its obligations under this Agreement. If not delivered pursuant to the previous sentence, such intellectual property and such embodiments thereof shall be delivered upon the rejection of this Agreement by or on behalf of the non-bankrupt Party upon written request therefor.
2.8    Registration of Agreement and Back License. In accordance with Applicable PRC Laws, within thirty (30) Business Days after the Effective Date, Qilu shall complete the registration of this Agreement with (a) the competent local counterpart of MOFCOM as a technology importation contract pursuant to the PRC Technology Importation and Exportation Administrative Regulations (i.e.中华人民共和国技术进出口管理条例) promulgated by the State Council of China effective as of January 1, 2002 and amended as of March 2, 2019 and the Registration of Technology Importation and Exportation Contracts Administrative Measures (i.e.技术进出口合同登记管理办法) promulgated by MOFCOM and effective as of March 3, 2009, in each case, as may be amended from time to time, and (b) any other applicable Regulatory Authority as required under Applicable PRC Laws. Qilu shall also be responsible for filing this Agreement with National Intellectual Property Administration, PRC pursuant to Measures for the Filling of Patent Exploitation License Contracts (i.e. 专利实施许可合同备案办法). Qilu shall also be responsible for completing a registration of technology exportation with MOFCOM under the foregoing rules and registration with any other applicable Regulatory Authority in relation to the Back License, and Sesen shall provide reasonable assistance and cooperation in connection therewith. Upon successful registration of this Agreement, and where applicable, any separate agreement (if any) in relation to the Back License with each applicable Regulatory Authority in the Territory, Qilu shall promptly forward to Sesen certified true and complete copies of any registration certificates as well as any other relevant documentation received by Qilu in connection with the same. In connection with the registration and filling obligations by Qilu in this Section 2.8, Sesen shall fully cooperate to provide necessary assistance.

Article 3
GOVERNANCE

3.1    Establishment of JSC. The Parties will establish a joint steering committee to review and oversee the Development and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory and to coordinate the Parties’ activities under this Agreement (the “Joint Steering Committee” or “JSC”). Within [***] after the Effective Date, each Party shall appoint two (2) representatives to the JSC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties; provided, that the JSC will consist at all times of an equal number of representatives of each of Sesen and Qilu. Each Party may at any time and from time to time replace its JSC representatives upon written notice to the other Party.
3.2    Co-Chairpersons of JSC. Each of Sesen and Qilu will select from their representatives a co-chairperson for the JSC, and each Party may change, from time to time, its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC will be responsible, with the assistance of the Alliance Managers, for calling meetings, preparing and circulating an agenda and relevant materials (including drafts of, updates to, or any proposed changes to the Development Plan) to the other Party at least [***] in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter.
3.3    JSC Responsibilities. The JSC shall be responsible for:
(a)    coordinating the activities of the Parties under this Agreement and providing a forum to facilitate communications between the Parties under this Agreement;
(b)    reviewing and discussing the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory, including the activities of Qilu and its Sublicensees to (i) Develop the Licensed Compound and Licensed Products in the Field in the Territory in accordance with the Development Plan, (ii) Manufacture quantities of the Licensed Compound and Licensed Products for use in the Field in the Territory, (iii) following Regulatory Approval, launch, market, distribute and sell Licensed Products in the Field in the Territory, and (iv) subject to Section 2.2 and any consent required by Sesen for a sublicense of the License, Qilu’s selection of Third Party service providers to support Qilu’s efforts to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory;
(c)    reviewing, discussing and approving changes to the Development Plan, overseeing the implementation of the Development Plan, and reviewing and discussing the Data and results of the Development activities under the Development Plan, in each case, subject to the provisions of Section 3.5, below;
(d)    discussing at a high-level and exchanging relevant information relating to the Development, Manufacture and Commercialization activities for the Licensed Compound and Licensed Products undertaken by Sesen and its Affiliates and sublicensees outside of the Field and outside of the Territory (i) to the extent relevant to the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory, and (ii) to the extent that Sesen has the right to disclose such information to Qilu; and
(e)    performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing by mutual agreement.
3.4    JSC Meetings. The JSC will hold meetings (either in-person, by teleconference, videoconference or similar means) at such times and places as the co-chairpersons may reasonably determine; provided, that unless the Parties agree otherwise, the JSC will meet quarterly and only by teleconference, videoconference or other similar or mutually acceptable electronic means. Each Party will bear its own costs associated with attending meetings of the JSC. Each Party may from time to time invite a reasonable number of participants (including translators), in addition to its representatives, to attend the JSC meetings in a non-voting capacity. Each individual attending any JSC meeting hereunder (whether as a JSC member or invitee) shall be bound by written non-use and non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party (for clarity, this may be through employment agreements with such individuals).
3.5    JSC Decision-Making Authority. The members of each Party on the JSC shall collectively have one vote. Except as otherwise provided in this Section 3.5 or Section 5.3(d), decisions of the JSC shall be made by unanimous vote; provided, that at least one (1) representative from each Party participates in such vote. If the JSC does not reach unanimity with respect to a particular matter, and the JSC is unable to resolve the dispute within [***], then either Party may, by written notice to the other Party, have such matter referred to the Executive Officers, who shall meet promptly and negotiate in good faith to resolve the dispute. If the Executive Officers are unable, for whatever reason, to reach agreement on any matter within [***], then [***] shall have final decision-making authority. The co-chairpersons of the JSC from each of Qilu and Sesen must have bilateral agreement (which is not subject to the rest of this Section 3.5) on any [***].
3.6    Limitations on Authority of JSC. The JSC will have sole authority with respect to the responsibilities assigned to the JSC in Section 3.3 and elsewhere in this Agreement. For clarity, the JSC shall not have responsibility for, oversight over or decision-making authority with respect to, the Development and Commercialization of the Licensed Compound and Licensed Products outside the Field or outside the Territory. Neither Party, in exercising its final decision-making authority, shall have the authority or power to (a) amend or modify the terms of this Agreement, (b) avoid or seek to avoid any obligation of such Party under this Agreement, (c) waive compliance with the terms of this Agreement, (d) permit a Party to take an action that requires the prior written consent or other approval of the other Party under this Agreement, or (e) impose additional financial or other obligations on a Party that are not otherwise specified in this Agreement or agreed to by such Party.
3.7    Alliance Managers. Each Party shall appoint a single English-speaking individual to act as the primary point of contact between the Parties in connection with the

Development, Manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory (the “Alliance Managers”). Each Party may at any time, and from time to time, appoint a different Alliance Manager by written notice to the other Party and may elect, upon mutual agreement by the Parties, to eliminate the responsibilities of the Alliance Managers. The Alliance Managers will (a) use good faith efforts to attend all meetings of the JSC, and may also serve as voting members of the JSC, and (b) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JSC in a timely manner.
Article 4
DEVELOPMENT AND COMMERCIALIZATION

4.1    Responsibility. Following the Effective Date and at all times thereafter during the Term, Qilu shall be solely responsible for all costs and expenses required to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory, as well as all other costs and expenses associated with the Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory, shall, from and after the Effective Date, assume all Liabilities associated with the foregoing activities unless this Agreement expressly otherwise provides, and except as expressly set forth herein [***]. All Development, Manufacture and Commercialization activities undertaken by or on behalf of Qilu or its Sublicensees shall be in compliance with all Applicable Laws.
4.2    Diligence. Following the Effective Date and at all times thereafter during the Term, Qilu shall, in accordance with this Agreement and subject to Section 11.5, hereof, directly or through one or more permitted Sublicensees, use Commercially Reasonable Efforts to Develop the Licensed Compound and Licensed Products to obtain Regulatory Approval in the Field in the Territory, including but not limited to, using Commercially Reasonable Efforts to carry out Development of the Licensed Compound and Licensed Products in accordance with the Development Plan and the terms of this Agreement. Without limitation of the foregoing, following the Effective Date and at all times thereafter during the Term, Qilu shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval for, and upon receipt of such Regulatory Approval, Commercialize at least one (1) Licensed Product in the Field in the Territory.
4.3    Development Plan. The Development of the Licensed Compound and Licensed Products in the Field in the Territory shall be conducted by Qilu pursuant to a development plan that will include a description of the Development activities to be performed in support of obtaining Regulatory Approval for a Licensed Product in the Field in the Territory, including projected timelines for the completion of such activities (the “Development Plan”). The initial high-level Development Plan agreed to by the Parties is attached hereto as Exhibit D, which will be promptly updated by Qilu and submitted to the JSC for review and approval upon Qilu’s receipt of clarification from the applicable Regulatory Authorities as to the additional Development activities necessary to submit an MAA for a Licensed Product in the Field in China. Not later than [***] after December 31 of each Calendar Year during the Term when Development of the Licensed Compound and Licensed Products in the Field in the Territory is ongoing, Qilu shall, if required, submit to the JSC for its review and approval an updated

Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the continued diligence of Qilu and its Sublicensees. Any material changes to the Development Plan made outside of the annual process to update the Development Plan shall be drafted by Qilu, including the addition of any Clinical Trial protocols or any material changes thereto, and delivered to the JSC. Qilu shall make any and all proposed changes to the Development Plan as a result of any interaction with any Regulatory Authority or Governmental Authority, and report such changes to the JSC. Sesen shall have the right to review and comment on any updates to the Development Plan. In the event Sesen reasonably disagrees with an update to the Development Plan, Qilu shall consider in good faith Sesen’s comments relating thereto, provided, however, that subject to the last sentence of Section 3.5 Qilu’s decision shall be final and binding upon the Parties.
4.4    Development Records . Qilu shall maintain complete and accurate records of all work conducted by or on behalf of Qilu in furtherance of the Development of the Licensed Compound and Licensed Products and all material results and Data generated in conducting such activities. Such records shall be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Laws. Sesen shall have the right to (a) receive a copy of all Clinical Trial reports for each Clinical Trial for the Licensed Compound and Licensed Products in the Field in the Territory, and (b) review and receive a report on the material results and material Data in the Development activities upon request, while Qilu shall not be obligated to provide Sesen with copies of the Development records except as required under this Agreement.
4.5    Regulatory Activities. Qilu shall apply for and maintain, at Qilu’s sole cost and expense, all Approvals, including Regulatory Approvals, relating to the Licensed Compound and the Licensed Products in the Field in the Territory, and all such Approvals shall be in Qilu’s name except for any Imported Drug License that is required under Applicable Laws to be filed in Sesen’s name. Qilu shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Licensed Compound and Licensed Products in the Field in the Territory, both prior to and subsequent to receipt of any Regulatory Approvals, provided that Qilu shall provide prior written notice and copies of all proposed Regulatory Materials, including any IND or MAA, [***] (or such less times if [***] is not practicable, but not less than [***])[***] in advance of filing for Sesen’s review and comment, and Qilu will consider in good faith Sesen’s comments to such Regulatory Materials prior to filing such Regulatory Materials with the applicable Regulatory Authorities. Sesen shall provide reasonable assistance requested by Qilu with respect to such Regulatory Materials, subject to Section 4.8. All Regulatory Materials and Regulatory Approvals in Qilu’s name shall be owned solely by Qilu. Upon the request by a Regulatory Authority or Governmental Authority in the Territory to Qilu for any information or materials relating to the Licensed Compound or Licensed Products that have not already been provided to Qilu under the terms of this Agreement, Sesen shall promptly provide to Qilu such information or materials to the extent that such information or materials are in Sesen’s possession, readily available and within Sesen’s Control, or can be obtained with reasonable efforts from its contract manufacturers. Qilu shall (a) promptly provide Sesen with an electronic copy of all material Regulatory Materials and material correspondence with Regulatory Authorities or Governmental Authorities, including any IND or MAA, and (b) upon the request of Sesen, provide Sesen with a written summary in English of the Regulatory Materials and correspondence with Regulatory Authorities and Governmental Authorities, in each case by or on behalf of Qilu or its permitted Sublicensees with respect to the Development of the Licensed Compound and Licensed Products in the Field in the Territory. However, Qilu shall not be obligated to provide copies of the Regulatory Materials and correspondence with Regulatory Authorities and Governmental Authorities except as required under this Agreement.
4.6    Reporting Obligations.
(a)    Development Reports. On January 31 and July 31 of each Calendar Year during any period in which activities described in the Development Plan are ongoing, Qilu shall submit to Sesen a report summarizing in reasonable detail Qilu’s and its permitted Sublicensees’ activities related to the Development of the Licensed Compound and Licensed Products during the preceding six (6) month period. Sesen shall have the opportunity to discuss each such report and its contents with Qilu, either through the JSC or in any other manner reasonably acceptable to Sesen and Qilu, and Qilu shall provide to Sesen, when practicable, any additional documentation or information reasonably requested by Sesen relating to such reports.
(b)    Commercialization Reports. On [***] after the completion of the activities described in the Development Plan, Qilu shall submit to Sesen a report summarizing in reasonable detail Qilu’s and its permitted Sublicensees’ activities related to the Manufacture (to the extent that Qilu and its permitted Sublicensees are conducting Manufacturing activities under this Agreement) and Commercialization of the Licensed Compound and Licensed Products during the preceding year. Sesen shall have the opportunity to discuss each such report and its contents with Qilu, either through the JSC or in any other manner reasonably acceptable to Sesen, and Qilu shall provide, when practicable, to Sesen any additional documentation or information reasonably requested by Sesen relating to such reports.
(c)    Commercial Launch Plan and Marketing Materials. Approximately [***] prior to the anticipated First Commercial Sale of a Licensed Product in the Field in the Territory, Qilu shall submit to Sesen its proposed commercial launch plan for such Licensed Product for Sesen’s review and comment. Upon the written request of Sesen from time to time after receipt of Regulatory Approval for the first Licensed Product in the Field in the Territory, Qilu shall provide to Sesen (i) Qilu’s then-current marketing plan for the Licensed Products in the Field in the Territory, and (ii) the material marketing materials then being used by Qilu to market and promote the Licensed Products in the Field in the Territory.

4.7    Technology Transfer.
(a)    Initial Technology Transfer. (i) Within the later of [***] after the Effective Date and [***], Sesen shall transfer and deliver to Qilu, at no cost to Qilu, an electronic copy of all material Licensed Know-How (including Know-How reasonably necessary for the clinical and/or commercial manufacture of the Licensed Compound and Licensed Products, herein referred to as the “Manufacturing Know-How”) as listed in the initial Product Documentation set forth in Exhibit F as having such deadline and in tangible form, including clinical and non-clinical Data. (ii) From time to time thereafter during the Term, Sesen shall transfer and deliver to Qilu all outstanding tangible embodiments of the Licensed Know-How (other than Data and reports that are subject to Section 4.9(a)) not previously transferred and delivered to Qilu, as well as other documents contained within the Licensed IP that are deemed necessary by both Parties for Development and Manufacture of the Licensed Compound and Licensed Products by Qilu.
(b)    Transfer of Manufacturing Know-How. Within [***] of the Effective Date, Sesen shall commence the Technology Transfer to Qilu or its designated contract manufacturing organization pursuant to the Technology Transfer Plan. Within [***] of the Effective Date, Sesen or its designated contract manufacturing organization shall initiate shipment to Qilu all the “Drug substance materials” (as defined in the Technology Transfer Plan). From time to time thereafter during the Term, Sesen shall use [***] to make available to, and cause its contract manufacturers, including FUJIFILM Diosynth Biotechnologies and Baxter Oncology GmbH (herein referred to as “CMO”) to provide, (i) Qilu or its designee all Licensed IP in the Product Documentation that is necessary for the Development and Manufacture of the Licensed Product, including but not limited to providing the Product Documentation as set forth in Exhibit C and Exhibit F in accordance with the timelines set forth therein and other critical information Controlled by Sesen contained within the Licensed IP that are required by NMPA to ensure a successful IND filing and MAA in the Territory by Qilu; and (ii) provide Qilu or its designee with reasonable technical assistance in a timely manner to enable Qilu or its designee to manufacture the Licensed Product, provided however that Sesen shall be solely responsible for any technology transfer fee, license fee and other payment due to its contract manufacturer for such technology transfer.
(c)    Continuing Obligations. After the initial transfer of the Licensed Know-How contemplated by Sections 4.7(a) and 4.7(b) above, Sesen shall use [***] to provide the subsequent Product Documentation as set forth in Exhibit F upon becoming available to Sesen, but not later than each deadline set out in Exhibit F. From time to time during the Term at Qilu’s request, Sesen shall make [***], to transfer and deliver to Qilu all other tangible embodiments of the Licensed Know-How developed by Sesen following the Effective Date, including Manufacturing Know-How, not previously transferred and delivered to Qilu, as well as other documents contained within the Licensed IP that are deemed necessary by both Parties for Development and Manufacture of the Licensed Compound and Licensed Products by Qilu.
(d)    Failure of fulfill of the Obligations. In the event that [***], Qilu shall be entitled to terminate this Agreement, Sesen shall be obligated to refund the Upfront Payment to Qilu within 30 days upon Qilu request.

4.8    Technical Assistance. For a period beginning on the Effective Date until [***], Sesen shall, [***] provide Qilu with reasonable technical assistance as requested by Qilu with preparing Regulatory Materials and obtaining Regulatory Approval for the Licensed Compound and Licensed Products in the Field in the Territory. Sesen shall also provide assistance to enable Qilu or its permitted Sublicensee to Manufacture the Licensed Compound and Licensed Products as specified in the Technology Transfer Plan (“Technical Assistance”). The [***] hours of Technical Assistance shall be provided at [***], with each additional hour thereafter provided at the rate of [***] per hour, which may be prorated as necessary. Within [***] after the end of each Calendar Quarter, Sesen shall deliver to Qilu an invoice setting forth the number of hours of Technical Assistance provided by Sesen to Qilu during the prior Calendar Quarter and the amounts owed to Sesen with respect thereto, which invoice shall be paid in accordance with Section 5.4.
4.9    Data Sharing and Use.
(a)    Data Sharing. In addition to the technology transfer obligations under Section 4.7 and the adverse event and safety reporting obligations under Section 4.11, each Party shall keep the other Party reasonably informed on the Development of the Licensed Product in its territory, and promptly provide the other Party, through the JSC if practicable or if not practicable directly to the other Party, with copies of all material Data, including non-clinical and clinical data, reports and Regulatory Materials (final report for Clinical Trials shall be completed within one (1) months after database lock), that is in each case (i) generated from its (or its Affiliates’ or sublicensees’) Development of the Licensed Compound and Licensed Products in its respective territory, (ii) Controlled by such Party and permitted to be disclosed by such Party to the other Party, and (iii) necessary for the Development of the Licensed Compound or Licensed Products in the other Party’s territory. Upon requested by the JSC, Qilu shall provide to Sesen an English summary of any material Data, reports and Regulatory Materials delivered under this Section 4.9(a). Each Party shall be responsible for obtaining all Approvals and completing all filings required under Applicable Laws for the transfer of Data, reports and Regulatory Materials to the other Party as required under this Section 4.9(a).
(b)    Use of Data and Results. Each Party shall have the right to use and reference any Data, reports and Regulatory Materials disclosed to such Party under Section 4.9(a) in support of obtaining Regulatory Approval for the Licensed Compound and Licensed Products in its respective territory, without additional consideration, in each case consistent with the rights and licenses granted by each Party to the other Party under Article 2.
4.10    Supply Agreement and Quality Agreement. (a) Subject to this Section 4.10 and Section 4.12, Sesen shall be responsible for Manufacturing all quantities of the Licensed Compound and Licensed Products necessary for Qilu to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory until the [***] (the “Supply End Date”). Within [***] after the Effective Date, the Parties shall negotiate in good faith the terms of and enter into a supply agreement in accordance with the term sheet attached hereto as Exhibit E (the “Supply Agreement”) and a related quality agreement (the “Quality Agreement”) pursuant to which Sesen shall supply to Qilu, directly or through an approved Third Party, quantities of the Licensed Compound and Licensed Products in [***] form to support the Development and Commercialization of Licensed Products in the Field in the

Territory.  The Supply Agreement and Quality Agreement shall contain such other terms customary and reasonable for agreements of such type. Following the Supply End Date, Qilu shall be responsible at its sole cost for Manufacturing all quantities of the Licensed Compound and Licensed Products necessary for Qilu to Develop and Commercialize Licensed Products in the Field in the Territory. (b) For any transfer of the “Drug substance materials” and Drug Product Materials according to the Technology Transfer Plan, the Parties agree to sign separate material transfer agreements before shipment, the price thereof shall be deducted from the Upfront Payment or Milestone Payment due to Sesen.
4.11    Safety Data Exchange Agreement. Within [***] of the Effective Date, but in any event prior to commencement of any Clinical Trials with the Licensed Compound or Licensed Products in the Field in the Territory, the Parties will in good faith negotiate and finalize a separate safety Data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging Data (such as the occurrence of adverse events and serious adverse events) observed in connection with the Licensed Compound and Licensed Products in order to enable each Party to comply with its safety reporting obligations to Regulatory Authorities in its respective territory. Prior to the execution of the Pharmacovigilance Agreement, each Party shall promptly notify the other Party of any information observed in connection with the Licensed Compound or Licensed Products necessary to enable such Party to comply with its safety reporting obligations to Regulatory Authorities or Governmental Authorities in its respective territory. Sesen shall maintain the global safety database for the Licensed Compound and Licensed Products, which shall include adverse events and other information relating to the safety of the Licensed Compound and Licensed Products. Upon reasonable advanced request by Qilu, Sesen shall make the Data maintained in the global safety database accessible and available to Qilu in the form in which such Data is then-currently maintained by Sesen.
4.12    Territory Filings and Approvals. The Parties acknowledge and agree that this Agreement shall be subject in all respects to any applicable filings and Approvals required from any Governmental Authority in the Territory with respect to the execution and performance hereof (“Territory Filings and Approvals”). Qilu shall be solely responsible for making, obtaining and maintaining all such Territory Filings and Approvals, at its sole cost and expense. Sesen shall be solely responsible for making, obtaining and maintaining any applicable filings and Approvals required from the U.S. government with respect to the execution of this Agreement, [***]. As of the Effective Date or thereafter during the Term, [***], Qilu shall be entitled to terminate this Agreement, and Sesen shall refund Qilu all the payments that have been paid to Sesen hereunder.
4.13    Development and Commercialization for Additional Indications. The Parties acknowledge and agree that (a) Sesen has initiated the submission of a BLA with the FDA for a Licensed Product for the treatment of BCG-unresponsive NMIBC, and (b) the Licensed Compound has potential additional uses within the Field. If either Party desires to initiate Development activities for the use of the Licensed Compound or a Licensed Product for the prevention or treatment of cancer other than NMIBC or its subtypes, such Party shall notify the other Party in writing and the Parties shall negotiate in good faith any necessary amendments to this Agreement, including the Development Plan, to account for such Development activities.

Article 5
FINANCIAL PROVISIONS

5.1    Upfront Payment. Subject to Section 4.10(b) and receipt of all the Product Documentation pursuant to Section 4.7(a)(i) [***], within forty-five (45) Business Days of the Effective Date (the “Upfront Payment Due Date”), Qilu shall pay to Sesen a one-time, non-refundable, non-creditable upfront payment of twelve Million Dollars ($12,000,000) (the “Upfront Payment”).
5.2    Development Milestone Events. Subject to the terms and conditions set forth in Section 4.10(b) and this Section 5.2, Qilu shall make each of the one-time, non-refundable, non-creditable milestone payments to Sesen that are set forth below upon the first occurrence of the corresponding milestone event by or on behalf of Qilu or its Sublicensee with respect to the first Licensed Product. Each milestone payment under this Section 5.2 shall be paid only once with respect to the first time such milestone event is achieved.

Milestone Number	Milestone Event	Milestone Payment (US$)
1	Approval* of the first IND for a Licensed Product in China	$[***]
2	Acceptance by the NMPA** of submission of the first MAA for a Licensed Product in China	$[***]
3	Approval of an MAA for a Licensed Product by the NMPA in China for the first indication	$[***]
4	Approval of an MAA for a Licensed Product by the NMPA in China for the second indication	$[***]
5	Technology Transfer Completion	$[***]

* Approval of the first IND may be demonstrated by issuance of a “Clinical Trial Notice” (in Chinese: 临床试验通知书).
**Acceptance may be demonstrated by issuance of a “Drug Registration Application Acceptance Notice” in respect of such submission.
(a)    Payment. Qilu shall notify Sesen in writing promptly, but in no event later than [***], after the achievement of each milestone event set forth in this Section 5.2. Qilu shall pay all such milestone payments due to Sesen in Dollars within [***] following the achievement of the corresponding milestone event.

5.3    Royalties.
(a)    Royalty Rate and Royalty Term. Subject to the remainder of this Section 5.3, Qilu shall pay to Sesen on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis a royalty in the amount of twelve percent (12%) of Net Sales of Licensed Products sold by or on behalf of Qilu or its Sublicensees in the Territory. Qilu’s obligation to pay royalties with respect to a Licensed Product in a Relevant Region in the Territory shall commence upon the First Commercial Sale of such Licensed Product in such Relevant Region and shall expire on the latest of (i) the expiration of the last Valid Claim of a Licensed Patent or Improvement Patent covering or claiming the composition of matter, method of treatment or method of manufacture of the Licensed Compound or such Licensed Product in such Relevant Region, (ii) the expiration of regulatory or Data exclusivity for such Licensed Product in such Relevant Region, and (iii) the date that is twelve (12) years after First Commercial Sale of such Licensed Product in such Relevant Region (the “Royalty Term”). The Parties acknowledge and agree that the foregoing royalty is intended to compensate Sesen for the value of the Licensed IP, including the value of the Licensed Know-How, and is not intended to be solely a Patent royalty.
(b)    Royalty Reduction for No Valid Claim or Obtaining of MAA of any Generic Drug. If a Licensed Product is generating Net Sales in a Relevant Region in the Territory during the Royalty Term at a time on the earlier of (i) when there is no Valid Claim in the Relevant Region of the Licensed Patent or Sesen’s Improvement Patent (excluding Qilu patent) covering or claiming the composition of matter, method of treatment or method of manufacture of such Licensed Product that are utilized by Qilu, and (ii) any [***], then the royalty rate applicable to the Net Sales in such Relevant Region for such Licensed Product shall be reduced to [***]. For clarification, [***].
(c)    Reports; Royalty Payments. Until the expiration of all royalty payment obligations under this Section 5.3, Qilu shall make unaudited written reports to Sesen within [***] after the end of each Calendar Quarter during which there was Net Sales of a Licensed Product in the Territory, each such written report in reasonable detail stating, on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis, (i) gross sales of each Licensed Product sold by or on behalf of Qilu and its Sublicensees, in local currency and Dollars, during such Calendar Quarter and Calendar Year, (ii) a calculation of Net Sales of each Licensed Product sold by or on behalf of Qilu and its Sublicensees, in local currency and Dollars, during such Calendar Quarter and Calendar Year, (iii) a calculation of any royalty reduction applied in accordance with Section 5.3(b) or Section 5.3(d), and (iv) a calculation of the royalties due to Sesen under this Section 5.3 with respect to such Net Sales. [***].
(d)    Royalty Stacking. If Qilu, and its Affiliate or Sublicensee, determines that it is necessary or useful to obtain a license from any third party in order to exercise any of the rights granted to Qilu, and its Affiliate or Sublicensee hereunder, and the co-chairpersons of the JSC from each of Qilu and Sesen have bilateral agreement (which is not subject to Section 3.5) that a deduction may be taken under this Section 5.3(d), then up to [***], based on documentation regarding the payments to third parties for such in-licensed technology, of any royalties and/or a one-time upfront licensing fee paid to such third party under such license applicable to a Licensed Product may be deducted from royalties otherwise due to the Sesen under this Agreement provided that, no such royalty payment shall be reduced by any such deduction to less than [***] of the amount otherwise due.
5.4    Method of Payments; Late Payments. All payments due from Qilu to Sesen under this Agreement shall be paid in Dollars by wire transfer to a bank account designated in writing by Sesen. Except as otherwise specified, all payments due from Qilu to Sesen under this Agreement shall be paid within [***] after receipt of an invoice for such payments. Late payments shall accrue interest at the rate of [***] per day until the late payment is paid up.
5.5    Audit. Qilu shall keep and maintain for [***], and shall ensure that its Sublicensees keep and maintain for [***], complete and accurate records of sales of Licensed Products by or on behalf of Qilu and its Sublicensees in sufficient detail to allow Sesen to confirm the accuracy of royalties paid and/or payable under Section 5.3 hereunder. For avoidance of doubt, Sesen shall have the right to audit Sublicensees consistent with the terms of this Section 5.5. Sesen shall have the right during such [***] period to appoint at its expense an independent certified public accountant reasonably acceptable to Qilu to audit its relevant records for the purpose of verifying reports provided by Qilu under Section 5.3(c). Qilu shall make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] written notice from Sesen. All records made available for audit shall be deemed to be the Confidential Information of Qilu and, upon the request of Qilu, the independent certified public accountant selected by Sesen shall enter into a confidentiality agreement with Qilu in a form reasonably acceptable to Qilu regarding the use and disclosure of such Confidential Information. The results of each audit, if any, shall be binding on both Parties absent manifest error. [***] shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment of royalties to Sesen under Section 5.3 of [***] or more over the period being audited, in which case the audit fees for such examination shall be paid by [***]. If such audit reveals an underpayment of royalties, Qilu shall pay any unpaid royalties to Sesen within [***] of the completion of the audit. If such audit reveals an overpayment of royalties, then Sesen shall either, at Qilu’s request, pay any overpaid royalties to Qilu within [***] of the completion of the audit or Qilu shall be entitled to credit such overpayment against future amounts payable to Sesen under this Agreement.
5.6    Taxes.
(a)    Withholding Tax. Under any Applicable Law, Qilu shall be required to deduct or withhold taxes (“Withholding Tax”) with respect to any payment to be made by Qilu to Sesen pursuant to this Agreement (each such payment, a “Payment”), any and all Withholding Tax or similar taxes imposed or levied on account of the Payment which are required by the applicable tax authorities shall be deducted by Qilu prior to remittance and the remainder shall be remitted to Sesen. Qilu will furnish Sesen with proof of payment of such taxes within [***] following the payment thereof. Each Party shall provide reasonable assistance to the other Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid. Sesen shall not be responsible for any penalties and interest resulting from the failure by Qilu to collect or remit any Withholding Tax payable on the Payments.

(b)    VAT. Notwithstanding anything contained in Section 5.6(a), this Section 5.6(b) shall apply with respect to value added tax, ad valorem, sales and use, goods and services or similar tax and local surcharges chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by Applicable Laws, including any interest, penalties or other additions to tax thereon (collectively, “VAT”). All Payments are inclusive of VAT. Any VAT that is chargeable in respect of any Payment shall be deducted by Qilu prior to remittance to Sesen, the remainder of the Payment shall be remitted to Sesen and Qilu shall be responsible for paying such VAT at the applicable rate in respect of the Payments. As requested by Sesen, and at Sesen’s own cost, the Parties shall reasonably cooperate to obtain available reductions, credits, or refunds of VAT charged by applicable tax authorities in the Territory, and Qilu shall return to Sesen the amount of any such reductions, credits or refunds (less Qilu’s administrative expenses relating thereto) received by Qilu within thirty (30) days thereof.
5.7    Currency and Approvals. With respect to sales of Licensed Products invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars. With respect to sales of Licensed Products invoiced in a currency other than Dollars, the Net Sales and amounts due hereunder will be reported in Dollars, calculated using the average middle point rates published by the People’s Bank of China over the last Calendar Quarter. Qilu shall, at its sole cost and expense, be responsible for applying for and obtaining all necessary Approvals, and making all other filings necessary for the conversion of any local currency (including Renminbi) to Dollars and the remittance to Sesen of any amounts payable to Sesen under this Agreement.
Article 6
INTELLECTUAL PROPERTY RIGHTS

6.1    Prosecution and Maintenance of Patents.
(a)    Licensed Patents. Sesen shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain each of the Licensed Patents throughout the Territory; and Sesen represents and warrants that it will do so in a timely and professional manner; provided, that Qilu acknowledges and agrees that (i) Sesen does not have any right to prepare, file, prosecute, and maintain the Patents included within the Coda Technology under the terms of the Coda Agreement, (ii) Micromet AG has the sole right under the terms of the Micromet License Agreement to prepare, file, prosecute and maintain the Patents included within the Micromet Technology, and (iii) XOMA Ireland Limited retains the right, at its sole discretion, to maintain the Patents included within the Xoma Technology under the terms of the Xoma License Agreement, and, in each case of the Patents referenced in (i), (ii) and (iii), this Section 6.1(a) shall not apply with respect thereto. Sesen shall invoice Qilu on a monthly basis for all reasonable and documented expenses related to the preparation, filing, prosecution and maintenance of the Licensed Patents in the Territory, and Qilu shall reimburse Sesen for such expenses within [***] of receipt of an invoice relating thereto. Upon the request of Qilu, Sesen shall provide to Qilu reasonable supporting documentation relating to the patent expenses set forth in an invoice. Sesen shall consult with Qilu and keep Qilu fully informed of the status of the Licensed Patents in the Territory, including without limitation by promptly providing Qilu with a copy of all material correspondence sent to and received from patent offices in the

Territory in connection with the Licensed Patents. Sesen shall provide Qilu a full opportunity to review in advance and comment in advance on all material filings and correspondence with patent offices with respect to the prosecution and maintenance of the Licensed Patents in the Territory, and Sesen shall consider Qilu’s comments regarding such filings and correspondence in good faith. Sesen will provide Qilu such material filings and correspondence within [***] in advance of the filing due date whenever possible. If, during the Term, Sesen intends to allow any Licensed Patent to expire or intends to otherwise abandon any such Licensed Patent, Sesen shall notify Qilu of such intention or decision at least [***] prior to any filing or payment due date, or any other date that requires action, in connection with such Licensed Patent, and Qilu shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense; and Qilu will thereafter own all rights, title and interest in and to such Licensed Patent if owned by Sesen, and Sesen will execute and deliver such assignment documents when requested by Qilu. Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the Licensed Patents in a manner consistent with this Section 6.1(a).
(b)    Qilu Patents. Qilu shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain each of the Qilu Patents throughout the Sesen Territory. Qilu shall invoice Sesen for all reasonable and documented expenses related to the preparation, filing, prosecution and maintenance of the Qilu Patents in the Sesen Territory, and Sesen shall reimburse Qilu for such expenses within [***] of receipt of an invoice relating thereto. Upon the request of Sesen, Qilu shall provide to Sesen reasonable supporting documentation relating to the patent expenses set forth in an invoice. Sesen shall have the right to terminate its obligation to reimburse Qilu for expenses related to the preparation, filing, prosecution and maintenance of any Qilu Patent in the Sesen Territory by providing Qilu with written notice thereof, and upon receipt of such written notice by Qilu such Qilu Patent that is the subject of such written notice shall no longer be licensed to Sesen under Section 2.5 or be subject to the terms of this Section 6.1(b). Qilu shall consult with Sesen and keep Sesen reasonably informed of the status of the Qilu Patents in the Sesen Territory, including without limitation by promptly providing Sesen a copy of all material correspondence to and received from patent offices in the Sesen Territory in connection with the Qilu patents. Qilu shall provide Sesen a reasonable opportunity to review in advance and comment in advance on all material filings and correspondence with patent offices with respect to the prosecution and maintenance of the Qilu Patents in the Sesen Territory, and Qilu shall consider Sesen’s comments regarding such filings and correspondence in good faith. Qilu will provide Sesen with such material filings and correspondence [***] in advance of filing due dates whenever possible. If, during the Term, Qilu intends to allow any Qilu Patent in the Sesen Territory to expire or intends to otherwise abandon any such Qilu Patent, Qilu shall notify Sesen of such intention or decision at least [***] prior to any filing or payment due date, or any other date that requires action, in connection with such Qilu Patent, and Sesen shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Sesen Territory at its sole cost and expense. Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the Qilu Patents in a manner consistent with this Section 6.1(b).

6.2    Third Party Infringement.
(a)    Notice. If either Party becomes aware of any suspected infringement or misappropriation by a Third Party of any Licensed Patents or Licensed Know-How (each, an “Infringement”), then that Party shall promptly notify the other Party and provide it with all material details of such activities of which it is aware.
(b)    Upstream License Agreements.
(i)    The Parties acknowledge and agree that (x) Sesen does not have any right to enforce the Patents included within the Coda Technology under the terms of the Coda Agreement, (y) Micromet AG has the exclusive right and sole discretion to stop infringement of the Patents included within the Micromet Technology under the terms of the Micromet Agreement, and (z) XOMA Ireland Limited retains the right, at its sole discretion, to enforce and otherwise protect the Patents included within the Xoma Technology under the terms of the Xoma License Agreement, and, in each case of the Patents referenced in (x), (y) and (z), Section 6.2(c) through Section 6.2(g) (inclusive) shall not apply with respect thereto.
(ii)    The Parties acknowledge and agree that the right to enforce the University of Zurich Patents against any Infringement is limited by and subject to the terms of the University of Zurich License Agreement. Sesen shall coordinate with Qilu prior to (x) requesting the University of Zurich to take legal action relating to any Infringement of the University of Zurich Patents, and (y) bringing any legal action relating to any Infringement of the University of Zurich Patents. To the extent permitted under the University of Zurich License Agreement, Sesen shall permit Qilu to have the first right to address Infringement of the University of Zurich Patents in accordance with Section 6.2(c) below.
(c)    Qilu Right to Enforce. Subject to Section 6.2(b), Qilu shall have the first right, but not the obligation, to address such Infringement in the Field in the Territory by taking reasonable steps, which may include the institution of legal proceedings or other actions (an “Action”), and to compromise or settle such Action; provided, that (i) Qilu shall keep Sesen reasonably informed about such Action and Sesen shall provide all reasonable cooperation to Qilu in connection with such Action, (ii) Qilu shall not take any position with respect to such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patents, or compromise or settle any such Action, without the prior consent of Sesen, which consent shall not be unreasonably withheld, and (iii) if Qilu does not intend to prosecute or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform Sesen in such a manner that such Action will not be prejudiced and Section 6.2(d) shall apply.
(d)    Sesen Right to Enforce. In the event of an Infringement described in Section 6.2(a), if (i) Qilu informs Sesen that it does not intend to prosecute an Action in respect of the Licensed Patents or the Licensed Know-How, (ii) within [***] after notice of Infringement Qilu has not commenced any such Action, or (iii) if Qilu thereafter ceases to pursue such Action, then Sesen shall have the right, at its own expense, upon notice to Qilu to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by Qilu. In such event, Sesen shall keep Qilu fully informed about such Action and Qilu shall provide all reasonable cooperation to Sesen in connection with such Action.
(e)    Right to Representation. To the extent permitted by Applicable Laws, each Party shall have the right to participate and be represented by counsel that it selects, in any Action instituted under Section 6.2(c) or Section 6.2(d) by the other Party. If a Party with the right to initiate an Action to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action or may require the Party with standing to initiate such Action at the expense of the other Party.
(f)    Cooperation. In any Action instituted under this Section 6.2, the Parties shall cooperate with and assist each other in all reasonable respects.
(g)    Share of Recoveries. Except as otherwise provided, the costs and expenses of the Party bringing suit under this Section 6.2 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such Action shall first be applied to the out-of-pocket costs of each Party in connection with such Action; (ii) if Qilu is the Party controlling such Action, then any remaining proceeds shall be deemed to be Net Sales and subject to the payment of royalties in accordance with Section 5.3; or (iii) if Sesen is the Party controlling such Action, then any remaining proceeds shall be retained by Sesen; provided, that if Sesen and Qilu are both joined in such Action and the amount of recovery is allocated by a final and non-appealable adjudication, then any damages or other monetary awards recovered shall be shared pursuant to the division set out in such adjudication. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.2 may not be entered into without the consent of the Party not bringing the suit, which consent shall not be unreasonably withheld.
6.3    Defense of Claims Brought by Third Parties. In the event that any action, suit or proceeding is brought against either Party or an Affiliate or sublicensee of either Party alleging the misappropriation of the Know-How or the infringement of the Patents of a Third Party by the making, having made, use, sale, offering for sale, importation or exportation of the Licensed Compound or a Licensed Product in the Field in the Territory, such Party shall notify the other Party within [***] of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). None of the Parties shall enter into any settlement of any claim described in this Section 6.3 that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial or other liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s reasonable request and expense. If both Parties are Defending Parties and are both deemed responsible in connection with any suit or claim subject to this Section 6.3, any resulting damages, settlement amounts and expenses shall be borne by the Parties in proportion to their relative responsibility unless a final and non-appealable adjudication states otherwise. Notwithstanding the foregoing, if Qilu is the Defending Party with respect to the Licensed IP, Sesen shall, at Sesen’s own cost and expense, assist Qilu in defending against or otherwise dismissing the allegation, accusation or charge, including, without limitation, providing modified Licensed IP that is non-infringing, or assisting Qilu to obtain a license from such Third Party, [***]. If [***], then Qilu may terminate this Agreement under Section 10.4(c) and Sesen shall refund all payments Qilu has paid.
6.4    Patent Marking. Qilu will mark, and will cause its Sublicensees to mark, the Licensed Products with all Licensed Patents in accordance with Applicable Laws, which marking obligation will continue for as long as (and only for as long as) required under Applicable Laws.
Article 7
CONFIDENTIALITY

7.1    Nondisclosure and Non-Use. Each Party agrees that, for so long as this Agreement is in effect and for the further period of [***] thereafter, a Party (the “Receiving Party”) receiving or possessing Confidential Information of the other Party (the “Disclosing Party”) shall, and shall cause its employees, representatives, Affiliates, consultants, contractors, agents and sublicensees to: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but no less than reasonable care), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted or required below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including in connection with exercising its rights or fulfilling its obligations under this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof). Each Receiving Party shall be responsible for any breach of these obligations by any of its employees, representatives, Affiliates, consultants, contractors, agents and sublicensees to which it discloses or provides access to any Confidential Information of the Disclosing Party. Each Receiving Party shall take all reasonable action under Applicable Law to enforce the confidentiality obligations hereunder against any employees, representatives, Affiliates, consultants, contractors, agents and sublicensees to which it discloses or provides access to any Confidential Information of the Disclosing Party.
7.2    Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:
(a)    was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or
(e)    has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party as demonstrated by documented evidence prepared contemporaneously with such independent development and maintained in the ordinary course of business.
7.3    Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(a)    preparing, filing or prosecuting Patents; preparing, filing or prosecuting Regulatory Materials with respect to obtaining and maintaining Approvals from Regulatory Authorities relating to the Licensed Products, including Regulatory Approvals, and prosecuting or defending litigation;
(b)    subject to Section 7.6, complying with Applicable Laws (including the rules and regulations of any national securities exchange on which the securities of the Receiving Party or its Affiliates are listed, Applicable PRC Laws and rules issued by SAFE and by the State Intellectual Property Office of China) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party shall promptly notify the other Party of such required disclosure so that the Disclosing Party can seek a protective order or other appropriate remedies and, at the Disclosing Party’s request and expense, reasonably assist the Disclosing Party in seeking such protective order or other reasonable remedies; and
(c)    disclosure (i) in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, potential or actual investors, investments bankers, collaborators (including potential sublicensees), or employees, contractors, or agents, or (ii) solely on a “need to know basis” to potential or actual investment bankers, consultants, advisors, investors, partners, collaborators, lenders, or acquirers, each of whom in the case of clause (i) or (ii) prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 7.
7.4    Press Release; Disclosure of Agreement. Except to the extent required by Applicable Laws or the rules of a securities exchange or securities listing organization, neither Party shall issue any other press release, published scientific articles or reports, or other public disclosures concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any results or Data arising hereunder, except with the other Party’s prior written consent not to be unreasonably withheld, delayed or conditioned. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases and disclosures prior to the issuance thereof, and a Party may not unreasonably withhold, condition or delay consent to such releases and disclosures, and shall give due consideration to any reasonable comments by the non-filing Party relating to such releases and disclosures, including where applicable subject matter for which confidential treatment may be sought. A Party may publicly disclose without regard to the preceding requirements of this Section 7.4 any information that was previously publicly disclosed pursuant to this Section 7.4; provided that such disclosure does not materially alter the meaning of the information disclosed previously.
7.5    Prior CDA. This Agreement supersedes the Confidentiality Agreement between the Parties dated November 1, 2019 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the Disclosing Party and shall be subject to the terms of this Article 7.
7.6    Securities Filings. Notwithstanding the provisions of this Article 7, each Party, in its capacity as a Disclosing Party, acknowledges and agrees that the Receiving Party may (a)  disclose the Disclosing Party’s Confidential Information in order to comply with the rules and regulations of the U.S. Securities and Exchange Commission or any other applicable national securities exchange in any jurisdiction (collectively, the “Securities Regulators”) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, or (b) submit this Agreement or the terms thereof to, or file this Letter Agreement with, the Securities Regulators.
7.7    Equitable Relief. Each Receiving Party acknowledges and agrees that a breach of this Article 7 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the Disclosing Party irreparable injury and damage. By reason thereof, the Parties agree that each Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.
Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
(a)    such Party is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;
(d)    the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and
(e)    except as otherwise provided herein, no government authorization, consent, Approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is necessary for the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith.
8.2    Representations and Warranties of Sesen. Sesen hereby represents, warrants, and covenants to Qilu, as of the Effective Date, that:
(a)    Exhibit B sets forth a complete and accurate list of the Licensed Patents existing as of the Effective Date;
(b)    Sesen Controls the Licensed Know-How and Licensed Patents existing as of the Effective Date;
(c)    to the actual knowledge of Sesen, (i) each Licensed Patent existing as of the Effective Date is valid and enforceable, and (ii) except for any Licensed IP that is the subject of the Upstream License Agreements, the Licensed IP existing as of the Effective Date is free and clear of any liens, charges and encumbrances and no other Person has any claim of ownership whatsoever with respect to such Licensed Know-How and Licensed Patents;
(d)    Sesen has the right to grant all rights and licenses it purports to grant to Qilu with respect to the Licensed Know-How and Licensed Patents under this Agreement and, to the actual knowledge of Sesen and except as set forth in the Upstream License Agreements, Sesen has not previously assigned, transferred, conveyed or otherwise encumbered its rights, title and interest in the Licensed Know-How and Licensed Patents in a manner that would prevent Sesen from granting the rights and licenses under the Licensed Know-How and Licensed Patents as purported to be granted to Qilu in this Agreement;
(e)    Sesen has no knowledge of any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against Sesen alleging that the Licensed Know-How or Licensed Patents misappropriate or infringe, in part or in whole, the intellectual property or intellectual property rights of such Third Party in the Territory;
(f)    Sesen has not granted any right or license to any Third Party relating to any of the Licensed Know-How or Licensed Patents that would conflict or interfere with any of the rights or licenses granted to Qilu hereunder;

(g)    Sesen has disclosed to Qilu all material information received by Sesen concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any Licensed Patent anywhere in the Territory, and
(h)    To the actual knowledge of Sesen, [***]. In case of any such situations that lead to termination of this Agreement, Sesen shall refund all payment Qilu has paid;
(i)    Sesen had made available to Qilu, via access to electronic data room, all available material information in its possession or control concerning the quality, toxicity, safety and/or efficacy concerns existing as of the Effective Date that may materially impair the utility and/or safety of the Licensed Compound and Licensed Product in the Field;
(j)    Sesen shall (i) use commercially reasonable efforts to obtain written agreement from Verdezyne (ABC) LLC, as assignee of the Coda Agreement from CODA Genomics Inc., similar to the written agreements obtained by Sesen with respect to the other Upstream License Agreements providing Sesen’s sublicensees with a direct license under certain circumstances if the Coda Agreement is terminated, and (ii) file to register the University of Zurich License Agreement with National Intellectual Property Administration, PRC pursuant to Measures for the Filling of Patent Exploitation License Contracts (i.e. 专利实施许可合同备案办法) within sixty (60) days of the Effective Date; and
(k)    All licenses, authorizations or consents necessary to grant the License to Qilu upon this Agreement have been obtained by Sesen and any royalty, fee, remuneration or other payment due to any Third Party for, or any author or inventor of, the Licensed IP existing as of the Effective Date have been made.
8.3    Mutual Covenants. Each Party hereby covenants to the other Party that:
(a)    such Party shall, to the extent applicable, perform its activities pursuant to this Agreement in compliance with all Applicable Laws, including GLP, GMP and GCP, as well as any Applicable PRC Laws concerning the protection, collection, use, storage, processing or transfer of personal data, important commercial data and human genetic resources materials and information (as such terms are defined under the PRC Human Genetic Resources Administrative Regulations (i.e.中华人民共和国人体遗传资源管理条例) promulgated by the State Council of the PRC effective as of July 1, 2019, as may be amended from time to time), the published standards of any applicable Regulatory Authorities, and the scientific standards applicable to the conduct of such activities, if any; and
(b)    such Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Article 8 or the material breach of any representation or warranty provided by either Party under Section 8.1 or by Sesen under Section 8.2.
8.4    Qilu Covenants. Qilu hereby covenants to Sesen that when performing its activities pursuant to this Agreement:

(a)    it will prepare, maintain and retain all Regulatory Materials in the Territory pursuant to and in accordance in all material respects with all Applicable Laws and will not make any materially false or misleading statement to a Regulatory Authority in connection with such Regulatory Materials;
(b)    it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred or subject to a similar sanction by any Regulatory Authority or that is the subject of any investigation or proceeding with respect thereto;
(c)    it will, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents to, at all times, (i) comply with all Applicable Laws, including those relating to foreign investment, human genetic resources, healthcare and pharmaceuticals, clinic trials, advertisement, data privacy, intellectual property rights, foreign exchange, environment protection, anti-unfair competition, anti-monopoly, taxation, employment, and social welfare and benefits in all material respects, and (ii) duly obtain and maintain all Approvals from and complete all filings and registrations with the Governmental Authorities as required by Applicable Laws in a timely manner for conducting its business and engaging in the activities as contemplated hereunder in compliance with all Applicable Laws;
(d)    it will not, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents not to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any Third Party, including any governmental officials, in each case, in violation of any Applicable PRC Laws relating to the prevention or prohibition of bribery and corruption, the U.S. Foreign Corrupt Practices Act or any other Applicable Laws relating to anti-bribery or anti-corruption of any other jurisdiction; and
(e)    it will not, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Relevant Persons”) not to, engage directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engage directly or indirectly in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including those designated on its list of Specially Designated Nationals and Blocked Persons. No Relevant Person will receive unlicensed donations or engaged in any financial transaction while knowing or having reasonable cause to believe that such transaction poses a risk of furthering terrorist attacks anywhere in the world.
8.5    Sesen Covenant. During the Term, Sesen shall not grant any right or license in the Territory to any Third Party relating to any of the intellectual property rights it Controls, including the Licensed IP, which would conflict or interfere with any of the rights or licenses granted to Qilu hereunder.
8.6    Covenants relating to Upstream License Agreements.

(a)    Generally. The Parties acknowledge and agree that to the extent that the License constitutes the grant of a sublicense to Qilu of Patents or Know-How licensed to Sesen under an Upstream License Agreement, such sublicense is subject to and limited by the terms of such Upstream License Agreement and is otherwise encumbered by obligations that would be binding on Sesen under such Upstream License Agreement, as further set forth in such Upstream License Agreement. The terms of each Upstream License Agreement to the extent applicable to the License granted to Qilu hereunder are hereby incorporated by reference and if there is any conflict between any applicable term of an Upstream License Agreement and this Agreement to the extent relating to any rights sublicensed to Qilu hereunder, the terms of the Upstream License Agreement shall control. Sesen has provided to Qilu a complete and accurate copy of each Upstream License Agreement prior to the Effective Date. Notwithstanding anything else herein to the contrary, Qilu hereby consents to Sesen (i) providing a copy of this Agreement to the counterparties to the Upstream License Agreements, and (ii) disclosing to the counterparties to the Upstream License Agreement any Confidential Information of Qilu that is required to be disclosed to them under the terms of the Upstream License Agreements.
(b)    Covenants by Qilu. Qilu hereby covenants and agrees that:
(i)    Qilu agrees to be bound by the terms and conditions of the Upstream License Agreements applicable to sublicensees to the extent of the sublicenses granted hereunder;
(ii)    Qilu shall faithfully and timely perform its obligations pursuant to this Agreement in accordance with the terms of the Upstream License Agreements to the extent applicable to such obligations;
(iii)    without limitation of subsections (i) and (ii) above, Qilu shall promptly, and in any event within the relevant time period required under the Upstream License Agreements, cure any breach of the Upstream License Agreements caused by the action or omission of Qilu, and shall provide Sesen with written notice of such cure upon completion thereof; and
(iv)    Qilu shall promptly, and in any event at least [***] prior to the date when any information, report or notice is required to be provided to the counterparties under the Upstream License Agreements, provide to Sesen (or, upon the request of and at the direction of Sesen, provide directly to the relevant counterparty) any information, report or notice required under the Upstream License Agreements based on Qilu’s activities under this Agreement.
(c)    Covenants by Sesen. Sesen hereby covenants and agrees that:
(i)    Sesen shall faithfully and timely perform its obligations pursuant to the Upstream License Agreements in order to maintain the Upstream License Agreements in full force and effect, Sesen is in full compliance with all of its obligations under each of the Upstream License Agreement (except for a [***] payment under the Coda Agreement that was paid past its due date), and Sesen shall have the right to grant a sublicense to Qilu under each Upstream License Agreement; and

(ii)    Sesen shall not terminate the Upstream License Agreements or modify or amend the Upstream License Agreements in a manner that adversely affects the Licensed IP or Qilu’s rights, licenses or obligations under this Agreement and compensate Qilu any damage caused by the Upstream Agreement.
8.7    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SESEN MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SESEN DISCLAIMS ANY WARRANTIES WITH RESPECT TO (A) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED COMPOUND AND LICENSED PRODUCTS, AND (B) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO QILU UNDER THIS AGREEMENT.
8.8    LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7 OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, NEITHER SESEN NOR QILU, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; provided, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF ARTICLE 9 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.
Article 9
INDEMNIFICATION

9.1    Indemnification by Qilu. Qilu shall indemnify, defend and hold harmless Sesen, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:
(a)    the gross negligence or wrongful intentional acts or omissions of Qilu, its Affiliates or Sublicensees, or their respective directors, officers, employees and agents, in connection with Qilu’s performance of its obligations or exercise of its rights under this Agreement;

(b)    any breach of any representation, warranty or covenant made by Qilu under this Agreement;
(c)    any action or omission of Qilu, its Affiliates or Sublicensees that causes a breach of or results in non-compliance under an Upstream License Agreement; or
(d)    the Development, Manufacture and Commercialization activities conducted by or on behalf of Qilu, its Affiliates or Sublicensees of the Licensed Compound or Licensed Products;
except, in each case of Section 9.1(a) through Section 9.1(d) (inclusive), to the extent Sesen is obligated to indemnify Qilu with respect to such Losses under Section 9.2.
9.2    Indemnification by Sesen. Sesen shall indemnify, defend and hold harmless Qilu and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:
(a)    the gross negligence or wrongful intentional acts or omissions of Sesen and its Affiliates, or their respective directors, officers, employees and agents, in connection with Sesen’s performance of its obligations or exercise of its rights under this Agreement;
(b)    any breach of any representation, warranty or covenant made by Sesen under this Agreement;
(c)    the Development, Manufacture and Commercialization activities conducted by or on behalf of Sesen, its Affiliates, subcontractors or sublicensees of the Licensed Compound of Licensed Products; or
(d)    any action or omission of Sesen, its Affiliates or sublicensees that causes a breach or results in non-compliance under an Upstream License Agreement.
except, in each case of Section 9.2(a) through Section 9.2(c) (inclusive), to the extent Qilu is obligated to indemnify Sesen with respect to such Losses under Section 9.1.
9.3    Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 9.1 or Section 9.2 is seeking such indemnification, such Indemnitee shall (a) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (provided, that the indemnifying Party may not settle the Claim without the prior consent of the Indemnitee, not to be unreasonably withheld), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Without limiting the foregoing, any Indemnitee will be entitled to participate in the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii)

the indemnifying Party has failed to assume the defense (or continue to defend such Claim in good faith) and employ counsel in accordance with this Section 9.3, in which case the indemnified Party will be allowed to control the defense.
Article 10
TERM AND TERMINATION

10.1    Term; Expiration. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, shall continue in full force and effect on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis until the expiration of all of Qilu’s payment obligations to Sesen under Article 5. Upon expiration of the Term, the License shall become fully paid-up, freely transferable, perpetual and irrevocable and with the right to grant sublicenses through all tiers, and Sesen’s representations, warranties and covenants shall continue until such time as Qilu is no longer selling Licensed Product in the Field in the Territory.
10.2    Termination for Cause.
(a)    Termination for Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations under this Agreement and such material breach or default shall have continued for [***] after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Any such termination of this Agreement under this Section 10.2(a) shall become effective at the end of such [***] period, unless the Breaching Party has either (i) cured any such material breach or default prior to the expiration of such [***] period, or (ii) if such material breach or default is not susceptible to cure within such [***] period, the Breaching Party has, within such [***] period, provided to the Non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-breaching Party. Where the Non-breaching Party has accepted any such plan in accordance with the preceding sentence, the Non-breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party if the Breaching Party subsequently fails to carry out such plan. The right of either Party to terminate this Agreement as provided in this Section 10.2(a) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. Notwithstanding anything to the contrary herein contained Sesen shall not have the right to terminate this Agreement under this Section 10.2(a) for any action or inaction of a Sublicensee(s) if Qilu terminates the sublicense(s) during the aforesaid [***] cure period.
(b)    Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach or default, the Party which seeks to dispute that there has been a material breach or default may contest the allegation in accordance with Sections 11.1 and 11.2; provided, that (i) the negotiation period between the Parties under Section 11.1 shall be limited to [***], (ii) the negotiation period between the Executive Officers under Section 11.1 shall be limited to [***], and (iii) the binding arbitration under Section 11.2 shall be conducted and completed within [***] of the appointment of the arbitrator under Section 11.2(a), and the Parties shall adopt and comply with any additional rules or procedures instituted by the arbitrator in order to conduct and complete the arbitration within this expedited period. From the date any claim of material breach is referred to the Executive Officers in accordance with Section 11.1 until such time as the dispute regarding such claimed material breach or default has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended and no termination under Section 10.2(a) shall become effective.
(c)    Termination Due to Patent Challenge. Sesen may terminate this Agreement, without incurring any liability on its part for such termination, upon [***] prior written notice if Qilu or any of its Affiliates or Sublicensees of the Licensed Patents or Improvement Patents directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency or governmental entity anywhere in the world challenging the validity or enforceability of any Licensed Patent or Improvement Patent licensed or sublicensed to it under this Agreement by Sesen and Qilu or its Affiliates or Sublicensees have not withdrawn said challenge or lawsuit.
(d)    Termination for Failure to Pay Upfront Payment. Sesen may terminate this Agreement if Sesen has not received the Upfront Payment on or before the Upfront Payment Due Date. Sesen shall provide a written notice in which offering a [***] grace period to pay the Upfront Payment. If Qilu fails to pay the Upfront Payment within such [***], Sesen may terminate this Agreement upon written notice to Qilu.
10.3    Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding, and upon the [***] after such service, such involuntary petition has not been stayed or dismissed, (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or (d) such other Party fails to maintain in force any Approval required for it to carry out its business to the extent necessary for performing its obligations hereunder.
10.4    Effects of Termination.
(a)    Generally. In the event of a termination of this Agreement for any reason other than a termination by Qilu under Section 10.2(a), the following terms shall apply:
(i)    all licenses and other rights granted by Sesen to Qilu shall terminate, and all rights of Qilu under the Licensed Patents and Licensed Know-How and Improvement IP shall revert to Sesen;
(ii)    the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this

Section 10.4 or in Section 10.5, and Qilu shall cease any and all Development, Manufacture and Commercialization activities relating to the Licensed Compound and the Licensed Products;
(iii)    each Party shall comply with its obligations pursuant to Section 10.5;
(iv)    Qilu shall promptly return to Sesen, at no cost to Sesen, all tangible Licensed Know-How and Confidential Information of Sesen;
(v)    upon the request of Sesen, Qilu shall, within [***] of the effective date of termination of this Agreement, transfer to Sesen all Data within Qilu’s control, and Sesen shall have the right to use such Data for any and all purposes;
(vi)    except in the case of a termination of this Agreement by Qilu under Section 10.2 or Section 10.3, the Back License under Section 2.5 shall survive and become perpetual and irrevocable and Qilu hereby grants to Sesen and its Affiliates a perpetual and irrevocable, royalty-free and fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, under Know-How and Patents that are Controlled by Qilu or any of its Affiliates and their respective Sublicensees that are necessary or useful to Develop, Manufacture or Commercialize the Licensed Compound or Licensed Products in the Field in the Territory;
(vii)    with respect to any ongoing Clinical Trials of the Licensed Products conducted by Qilu, (x) Qilu shall wind down at its sole cost the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Laws, or, upon the request of Sesen, transfer to Sesen the conduct of such Clinical Trials as soon as reasonably practicable pursuant to the requirements of Applicable Laws, and (y) until such time as the conduct of such Clinical Trials has been successfully terminated or transferred to Sesen, Qilu shall continue such Clinical Trials at its sole cost; and
(viii)    upon the request of Sesen, (x) Qilu shall assign and transfer to Sesen or its designee any and all Regulatory Materials, including regulatory filings made with and all Regulatory Approvals (including any MAAs) obtained from the Regulatory Authorities in the Territory, relating to the Licensed Compound and Licensed Products in the Field in the Territory pursuant to the requirements of Applicable Laws, and (y) Qilu shall cooperate with Sesen to facilitate the orderly transition and uninterrupted Development, Manufacturing and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory, including by assigning or otherwise transferring (to the extent permissible) to Sesen or its designee all right, title and interest in all Third Party contracts (or portions thereof) related to such Development, Manufacturing and Commercialization, as reasonably requested by Sesen.
(b)    Termination by Qilu for Sesen Breach. In the event this Agreement is terminated by Qilu in connection with an uncured material breach by Sesen under Section 10.2(a), the following shall apply: (1) the licenses granted to Qilu under Section 2.1 shall become fully paid-up, royalty-free, perpetual, transferrable and exclusive licenses with the right to grant sublicense through all tiers, in the Field in the Territory. [***].
(c)    Termination by Qilu for Convenience. Qilu shall have the right at any time and from time to time during the Term for any reason or no reason, to terminate this Agreement upon a ninety (90) days prior written notice to Sesen. Upon termination of this Agreement pursuant to this Section 10.4(c), Section 10.4(a) shall apply except that Qilu shall not have any obligation to pay any Milestones or Royalties except for any inventory sold by Qilu prior to the expiration of the aforesaid [***].
10.5    Accrued Rights; Surviving Provisions of this Agreement.
(a)    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.
(b)    The following provisions shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive for so long as required to give effect to the subject matter of the provision: Sections 5.2, 5.3, 5.4 and 5.7 (in each case to the extent applicable to payment obligations that accrued prior to the effective date of termination or expiration); Section 5.5; Section 5.6; Article 7; Section 8.7; Section 8.8; Article 9; Section 10.4 (including any other sections of the Agreement noted therein to survive termination); this Section 10.5; and Article 11, as well as any applicable definitions in Article 1 and any other provisions which are expressed to survive termination or expiration or which are required to give effect to such termination or expiration.
Article 11
MISCELLANEOUS

11.1    Internal Resolution. Other than disputes subject to final decision-making authority by a Party pursuant to Section 3.5 or determinations made by certified accountants as provided in Section 5.5, in the event of any dispute between the Parties relating to or arising out of this Agreement, the formation, construction, breach or termination hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves, utilizing the Alliance Managers. In the event that such dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the dispute to the Executive Officers for attempted resolution by good faith negotiation within [***] after such notice is received.
11.2    Binding Arbitration. If the Executive Officers are not able to resolve such disputed matter within [***] and any Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 11.2(e) below) shall be finally resolved by final and binding arbitration administered by the International Chamber of

Commerce (“ICC”) in Hong Kong pursuant its then prevailing arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:
(a)    The arbitration shall be conducted by a single arbitrator appointed by the ICC, who shall (i) be a lawyer of not less than fifteen (15) years’ standing who is experienced in the pharmaceutical business in the relevant country, (ii) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, and (iii) not have a conflict of interest under any applicable rules of ethics. The place of arbitration shall be Hong Kong, and all proceedings and communications shall be in English, unless otherwise agreed by all Parties involved in such dispute.
(b)    Any Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.
(c)    The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.
(d)    Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of all Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the dispute, controversy or claim, would have been barred by the applicable statute of limitations.
(e)    As used in this Section 11.2, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. Any Excluded Claim shall be submitted to a court of competent jurisdiction.
(f)    The governing law of this Section 11.2 is the laws of Hong Kong.
11.3    Governing Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York, U.S., without regard to its conflicts of law provisions.
11.4    Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior consent of the other Party, which shall not be unreasonably withheld or delayed, except that each Party may assign this Agreement, provided the assigning Party is not in material default of any of its obligations hereunder and providing with a written notice, without the consent of the other Party (i) to any of its Affiliates, (ii) to any purchaser of all or substantially all of its securities, assets or all or substantially all of its assets to which this Agreement relates, or (iii) to any successor corporation or limited liability company resulting from any merger, consolidation, share exchange or other similar transaction; provided, that in each instance the assignee or resulting entity in such transaction (if not the Party) expressly assumes all obligations imposed on the assigning Party by this Agreement in writing and agrees to be bound by all of the terms of this Agreement. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 11.4 shall be null and void. Notwithstanding the foregoing, if this Agreement or any obligation hereunder by either Party is assigned to any third party that compete with the other Party in business, the other Party shall be entitled to immediately terminate this Agreement.
11.5    Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, previously unknown pandemics or epidemics, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, that the affected Party promptly notifies the other Party; provided, further, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
11.6    Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:
If to Sesen, addressed to:
Sesen Bio, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142
Attn: Chief Executive Officer

With copies (which shall not constitute notice) to:
Hogan Lovells US LLP
1735 Market Street, Suite 2300
Philadelphia, PA 19103
Attn: Steven J. Abrams

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attn: Adriana V. Tibbitts

If to Qilu, addressed to:

Qilu Pharmaceutical
50 Soldiers Field Place
Boston, MA 02135
Attn: Jiawen Han

With a copy (which shall not constitute notice) to:
Rubin and Rudman LLP
53 State Street, 15th Floor
Boston, MA 02109
Attn: Peter B. Finn, Esq.

or to such other address for such Party as it shall have specified by like notice to the other Party, provided, that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. Notwithstanding the foregoing, for any notice delivered outside normal business hours (which shall for these purposes mean in the country of the recipient of the notice), delivery shall be deemed to occur on the Business Day following such delivery.
11.7    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.
11.8    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
11.9    Independent Contractors. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Sesen and Qilu as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
11.10    Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.
11.11    Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
11.12    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. This Agreement, the Exhibits and any amendments hereto may only be written in English, and the Chinese version of any language included in this Agreement or any Exhibit or amendment hereto is included solely for convenience and shall not be binding.
11.13    Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures, unless any relevant Governmental Authority requires otherwise, in which case this Agreement shall be executed in compliance with such requirement.
11.14    Interpretation.
(a)    Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. This Agreement is made in English. In the event that this Agreement is translated into any other language, it shall be for reference purposes only and the English language version of this Agreement shall control any interpretations of the provisions of this Agreement.
(b)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not such phrase is included. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(c)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement.
11.15    Entire Agreement. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) (a) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, (b) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and (c) cancels, supersedes and terminates all prior agreements (including the Prior CDA and the Non-Binding Term Sheet exchanged by the Parties) and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject hereof, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their legal or duly authorized representatives as of the Effective Date.

SESEN BIO, INC.

By:/s/ Thomas R. Cannell
Name: Thomas R. Cannell
Title: President and Chief Executive Officer

VIVENTIA BIO, INC.

By: /s/ Thomas R. Cannell
Name: Thomas R. Cannell
Title: President and Chief Executive Officer

QILU PHARMACEUTICAL CO., LTD. (SIGN AND CHOP)

By: /s/ Haizhong Bao
Name: Haizhong Bao
Title: Legal Representative

EXHIBIT A

LICENSED COMPOUND

[***]

Exhibit A-1

EXHIBIT B

LICENSED PATENTS

[***]
Exhibit B-1

EXHIBIT C

TECHNOLOGY TRANSFER PLAN

[***]
Exhibit C-1

EXHIBIT D

DEVELOPMENT PLAN

[***]
Exhibit D-1

EXHIBIT E

SUPPLY AGREEMENT TERM SHEET

[***]

Exhibit E-1

EXHIBIT F

PRODUCT DOCUMENTATION

[***]
Exhibit F-1